Exhibit 5.1

June 30, 2008

AtriCure, Inc.

6033 Schumacher Park Drive

West Chester, OH 45069

Re:	AtriCure, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to AtriCure, Inc., a Delaware corporation (the “Company”) in connection with its filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) relating to the Company’s 2005 Equity Incentive Plan (the “2005 Plan”) covering 958,992 shares of common stock, $0.001 par value (“Common Stock”).

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on such examination, we are of the opinion that the 958,992 shares of Common Stock to be issued by the Company pursuant to the 2005 Plan have been duly authorized and, when issued in accordance with the provisions of the 2005 Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in said Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

EPSTEIN BECKER & GREEN, P.C.

By:	/s/ Theodore L. Polin
Theodore L. Polin, Esq.